Exhibit 10.3

Form for executive officers

ATRICURE, INC.

2014 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, capitalized terms in this Option Agreement shall have the same meanings ascribed to such terms in the AtriCure, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Plan”).

I. NOTICE OF STOCK OPTION GRANT

Name:

Address:

You (the “Optionee”) have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number

Date of Grant

Exercise Price per Share

Total Number of Shares Granted

Total Exercise Price

Type of Option:	Incentive Stock Option[1]
Nonstatutory Stock Option

Expiration Date

A. Vesting Schedule.

This Option may be exercised, in whole or in part, in accordance with the following schedule:

This Option vests and is exercisable as to 25% of the Shares upon the one year anniversary of the date of the grant and the remaining 75% thereafter vests and is exercisable in equal monthly installments on the same day of the month over the following three (3) years.

B. Termination Period.

Subject to Section II.F below, this Option may only be exercised for three (3) months after Optionee ceases to be a Service Provider. Upon the death or Disability of Optionee, this Option may only be exercised for twelve (12) months after Optionee ceases to be a Service Provider. In all cases, this Option will expire on the Expiration Date set forth above.

II. AGREEMENT

A. Grant of Option.

The Administrator of the Plan hereby grants to the Optionee an Option to purchase the number of Shares set forth in Part I of this Option Agreement, at the exercise price per Share set forth in Part I of this Option Agreement (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 13(b) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in Part I of this Option Agreement as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it (together with all prior Options granted to the Optionee) exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option (“NSO”).

B. Exercise of Option.

(1) Term. This Option is exercisable at any time prior to the Expiration Date set forth above and in accordance with the Vesting Schedule set forth above and the applicable provisions of the Plan and this Option Agreement.

(2) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

C. Method of Payment.

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(1) cash;

(2) check;

(3) consideration received by the Company under a cashless exercise program (if any) implemented by the Company in connection with the Plan; or

(4) surrender of other Shares, which in the case of Shares acquired from the Company, (i) have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

D. Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

E. Tax Obligations.

(1) Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, and local income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(2) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (a) the date two (2) years after the Date of Grant, or (b) the date one (1) year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

F. Clawback.

(1) For Conduct of Optionee. By accepting this Option, the Optionee agrees that, if at any time within one year after the Optionee exercises any portion of this Option, the Optionee engages in any activity in competition with any activity of the Company, or in any activity hostile, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Optionee’s employment for which either criminal or civil penalties against the Optionee may be sought, (ii) violation of Company policies, including, without limitation, the Company’s Insider Trading Policy, (iii) violation of the Company’s Noncompetition, Proprietary Information and Inventions Agreement, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then (1) this Option shall terminate effective on the date on which the Optionee enters into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan, and (2) any gain represented by the excess of the closing market price on the date of exercise over the Exercise Price, multiplied by the number of shares the Optionee purchased through the exercise of this Option within the specified one-year period, without regard to any subsequent market price decrease or increase, shall be paid by the Optionee to the Company. The foregoing sentence is in addition to and not in limitation of any other obligations of the Optionee, and rights and remedies of the Company, under contract, statute or otherwise.

(2) In addition, the Optionee agrees that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company’s Board of Directors shall require reimbursement to the Company of any performance-based award made to the Optionee where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the U.S. Securities and Exchange Commission; (ii) the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the Nasdaq Stock Market determine the Optionee engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower payment would have been made to the Optionee based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the Optionee the amount by which any performance-based awards paid to the Optionee for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

G. Change in Control.

Notwithstanding Section 9 of the Plan which already provides for acceleration of vesting under certain circumstances, in the event of any Change in Control, then (a) for the first 12 months of the Optionee’s employment with the Company or its successor following such Change in Control, the vesting of an additional 33% of the then-unvested shares (if any) subject to this Option Agreement at the time of the Change in Control will be accelerated and the balance will continue to vest at the same monthly rate (once monthly vesting commences) as they would have vested if no such acceleration had occurred, and (b) 100% of the Shares subject to this Option Agreement shall become vested after 12 months of such employment following such Change in

Control. In addition, in the event that the Optionee’s employment is terminated by the Company or its successor without “Cause” (as defined in the Plan) or the Optionee terminates such employment for “Good Reason” (as defined below) within one year after a Change in Control, 100% of the Shares (if any) subject to this Option Agreement that are not vested at the time of such termination will accelerate and become vested. For purposes of this agreement, “Good Reason” shall mean the Optionee’s termination of his or her employment with the Company or its successor following a Change in Control by reason of the material diminution of his or her duties and responsibilities, the reduction of his or her overall compensation other than as a part of a general reduction for all executive officers, or the transfer of his or her principal place of business for the Company more than 50 miles from its location immediately prior to the Change in Control. Receipt of the benefits provided to the Optionee under this paragraph will be conditioned on the Optionee’s executing a general release of the Company, its successor (if any) and associated persons from any claims against the Company, its successor (if any) and such persons, in such form as shall be reasonably requested by the Company or its successor.

H. Entire Agreement; Governing Law.

The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. This Option Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Ohio.

I. NO GUARANTEE OF CONTINUED SERVICE.

THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

[Remainder of page intentionally left blank. Signature page follows.]

By the Optionee’s signature and the signature of the Company’s representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. The Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	ATRICURE, INC.

By:
Signature	Michael H. Carrel
President and Chief Executive Officer

By:
M. Andrew Wade
Vice President and Chief Financial Officer

Residence Address

EXHIBIT A

ATRICURE, INC.

2014 STOCK INCENTIVE PLAN

EXERCISE NOTICE

AtriCure, Inc.

6217 Centre Park Drive

West Chester, Ohio 45069

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today,             ,             , the undersigned (“Purchaser”) hereby elects to purchase             shares (the “Shares”) of the Common Stock of AtriCure, Inc. (the “Company”) under and pursuant to the 2014 Amended and Restated Stock Incentive Plan (the “Plan”) and the Stock Option Agreement dated             (the “Option Agreement”). The purchase price for the Shares shall be $            per Share, as required by the Option Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares and any required withholding taxes to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Exercised Shares, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 8 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

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6. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of the State of Ohio.

Submitted by:	Accepted by:

PURCHASER:	ATRICURE, INC.

By:

Signature

Print Name	Title

Address:	Address:

6217 Centre Park Drive

West Chester, Ohio 45069

Date Received

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